CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$14,779,000	$1,693.67

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

March 2012

Pricing Supplement No. 46
Dated March 30, 2012
Registration Statement No. 333-169119
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Commodities

Jump Securities due October 3, 2013
Based on the Performance of the S&P GSCI® Grains Index Excess Return

Jump Securities offer investors exposure to the performance of commodities, commodity futures contracts or commodity indices and provide for the repayment of principal at maturity. The Securities offered are senior unsecured obligations of Barclays Bank PLC, will pay no interest, and have the terms described in the accompanying prospectus and prospectus supplement, as supplemented or modified by this pricing supplement. At maturity, you will receive a positive return (subject to the creditworthiness of the issuer) on the securities equal to 26.35%, which we refer to as the upside payment, if the index closing level on the valuation date is greater than the initial level. If the index closing level on the valuation date is equal to or less than the initial level, you will receive for each $1,000 stated principal amount of securities that you hold a payment that is equal to or less than the stated principal amount of $1,000 by an amount that is proportionate to any percentage decrease in the final level from the initial level. This amount may be significantly less than the stated principal amount of the securities and could be zero. The Securities are senior unsecured obligations of Barclays Bank PLC and any payment on the Securities is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	October 3, 2013, subject to postponement in the event of certain market disruption events.
Reference asset or Index:	S&P GSCI® Grains Index Excess Return (the “Index”)
Aggregate principal amount:	$14,779,000
Stated principal amount:	$1,000 per Security
Original issue price:	$1,000 per Security (See “Commissions and Issue Price” below)
Payment at maturity:	The payment at maturity per $1,000 stated principal amount will be calculated as follows:
• If the final level is greater than the initial level,
$1,000 + upside payment
• If the final level is less than or equal to the initial level,
$1,000 × index performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity. The Securities are senior unsecured obligations of Barclays Bank PLC and any payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Upside payment:	$263.50 per security (26.35% of the stated principal amount).
Accordingly, even if the final level is significantly greater than the initial level, your payment at maturity will not exceed $1,263.50 per security.
Index performance factor:	final level / initial level
Maximum payment at maturity:	$1,263.50 per Note (126.35% of the stated principal amount of the Securities).
Initial level:	42.75647, the index closing level of the Index on the pricing date.
Final level:	The index closing level of the Index on the valuation date.
Index closing level:

With respect to the pricing date or the valuation date, the official closing level of the Index on that valuation date as displayed on Bloomberg Professional® service page “SPGCGRP <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the index closing level of the Index will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Valuation date:	September 30, 2013, subject to postponement in the event of certain market disruption events.
Pricing date:	March 30, 2012 (or if such day is not a scheduled trading day, the next succeeding trading day).
Original issue date:	April 4, 2012 (3 business days after the pricing date).
Change in Law Redemption Event:

Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Securities; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Securities, we may, but are not obligated to, redeem the Securities in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this pricing supplement.

Hedging Disruption Redemption Event:

Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Securities in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the

redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the Calculation Agent, in its sole discretion, taking into account the latest available quotations for the Index the futures contracts comprising the Index and any other information that it deems relevant. See “Risk Factors - We may, but are not obligated to redeem the Securities upon the occurrence of a change in law redemption event or hedging disruption event.” on page 11.

Redemption Date†:

The third business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Securities pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

CUSIP:	06738K2P5
ISIN:	US06738K2P57
Listing:	The Securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000.00	$20.00	$980.00
Total	$14,779,000	$295,580	$14,483,420

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor. The lowest price payable by an investor is $992.50 per Note. Please see “Syndicate Information” on page 8 for further details.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each Note they sell. See “Supplemental Plan of Distribution.”
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.
Prospectus dated August 31, 2010 and
Prospectus Supplement dated May 27, 2011

See “Additional Terms of the Securities” on page 3 of this pricing supplement. The securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement. See “Risk Factors” on page 11 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the securities.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

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Additional Terms of the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contain the terms of the Securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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Fact Sheet

The Jump Securities offer investors exposure to the performance of commodities, commodity futures contracts or commodity indices and provide for the repayment of principal at maturity. The Securities offered are senior unsecured obligations of Barclays Bank PLC, will pay no interest, and have the terms described in the accompanying prospectus and prospectus supplement, as supplemented or modified by this pricing supplement. At maturity, you will receive a positive return (subject to the creditworthiness of the issuer) on the securities equal to 26.35%, which we refer to as the upside payment, if the index closing level on the valuation date is greater than the initial level. If the index closing level on the valuation date is equal to or less than the initial level, you will receive for each $1,000 stated principal amount of securities that you hold a payment that is equal to or less than the stated principal amount of $1,000 by an amount that is proportionate to any percentage decrease in the final level from the initial level. This amount may be significantly less than the stated principal amount of the securities and could be zero. The Securities are senior unsecured obligations of Barclays Bank PLC and any payment on the Securities is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 30, 2012	April 4, 2012	October 3, 2013, subject to postponement due to market disruption events

Key Terms
Issuer:	Barclays Bank PLC
Maturity date:	October 3, 2013, subject to postponement in the event of certain market disruption events.
Reference asset or Index:	S&P GSCI® Grains Index Excess Return (the “Index”)
Aggregate principal amount:	$14,779,000
Stated principal amount:	$1,000 per Security
Original issue price:	$1,000 per Security (See “Commissions and Issue Price” below)
Payment at maturity:	The payment at maturity per $1,000 stated principal amount will be calculated as follows:
• If the final level is greater than the initial level,
$1,000 + upside payment
• If the final level is less than or equal to the initial level,
$1,000 × index performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity. The Securities are senior unsecured obligations of Barclays Bank PLC and any payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Upside payment:

$263.50 per security (26.35% of the stated principal amount).
Accordingly, even if the final level is significantly greater than the initial level, your payment at maturity will not exceed $1,263.50 per security.

Index performance factor:	final level / initial level
Maximum payment at maturity:	$1,263.50 per Note (126.35% of the stated principal amount of the Securities).
Initial level:	42.75647, the index closing level of the Index on the pricing date.
Final level:	The index closing level of the Index on the valuation date.
Index closing level:

With respect to the pricing date or the valuation date, the official closing level of the Index on that date as displayed on Bloomberg Professional® service page “SPGCGRP <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the index closing level of the Index will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Valuation date:	September 30, 2013, subject to postponement in the event of certain market disruption events.
Pricing date:	March 30, 2012 (or if such day is not a scheduled trading day, the next succeeding trading day).
Original issue date:	April 4, 2012 (3 business days after the pricing date).
Change in Law Redemption Event:

Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Securities; or (ii) restrict our ability, or make it

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reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Securities, we may, but are not obligated to, redeem the Securities in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this pricing supplement.

Hedging Disruption Redemption Event:

Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Securities in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this pricing supplement.

Redemption Amount:

In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the Calculation Agent, in its sole discretion, taking into account the latest available quotations for the Index the futures contracts comprising the Index and any other information that it deems relevant.

Redemption Date:

The third business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Securities pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Listing:	The Securities will not be listed on any securities exchange.
Scheduled trading day:

A scheduled trading day with respect to the Index is a day on which (i) the level of such Index is published by the Sponsor and (ii) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index Components are traded, in each case as determined by the calculation agent in its sole discretion.

Postponement of maturity date:

If the scheduled valuation date is not a scheduled trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Securities will be postponed until the second business day following that valuation date as postponed.

Market Disruption Events and	The Valuation Date, the maturity date, the payment at maturity and the reference asset are
Adjustment Events:	subject to adjustment as described in the following sections in the prospectus supplement.
o

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices— Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities “ in the prospectus supplement; and

o

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Risk factors:	Please see “Risk Factors” beginning on page 11.

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General Information
Listing:	We do not intend to list the Securities on any securities exchange
CUSIP:	06738K2P5
ISIN:	US06738K2P57
Minimum ticketing size:	1 Security
Material U.S. Federal Income Tax Considerations:

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Securities should be treated in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities. If Section 1256 of the Code were to apply to your Securities, gain or loss recognized with respect to your Securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities to market at the end of each taxable year (i.e., recognize gain or loss as if the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time a contract tracked by the Index rolls.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. For a discussion of the tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Deposits and Put Options” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Securities, as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by

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financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in futures and options contracts on the Index and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Securities or any amounts payable on the Securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays Capital Inc. at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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Syndicate Information
Issue price of the Securities	Selling concession	Principal amount of Securities for any single investor
$1,000.00	$20.00	Less than $1MM
$996.25	$16.25	Greater than or equal to $1MM and less than $3MM
$994.38	$14.38	Greater than or equal to $3MM and less than $5MM
$992.50	$12.50	Greater than or equal to $5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Securities distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the Securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Jump Securities Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares. The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment
(based on the midpoint of the range):	$1,263.50 (26.35% of the stated principal amount)
Hypothetical payment at maturity:	$1,263.50
Minimum payment at maturity:	None

Payoff Diagram

How it works

▪

Where the final level is greater than the initial level, the payment at maturity on the securities is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the hypothetical upside payment of $263.50 per security. In the payoff diagram, an investor would receive the payment at maturity of $1,263.50 per security at any final level greater than the initial level.

▪

Where the final level is less than or equal to the initial level, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease in the final level from the initial level. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $750 per security (75% of the stated principal amount). There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon the index closing level of the index on the valuation date, determined as follows:

If the final level is greater than the initial level:

$1,000    +    Upside Payment

The upside payment will be $263.50 per security.

If the final level is less than or equal to the initial level:

$1,000     ×    index performance Factor

Principal		Index Performance Factor
$1,000	×	final level

initial level

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Risk Factors

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the S&P GSCI® Grains Index Excess Return or in the underlying futures contracts. The following is a non-exhaustive list of certain key risk factors for investors in the Securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

▪

The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final level is less than the initial level, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing level of the Index. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪

Appreciation potential is fixed and limited and will not exceed the maximum payment at maturity per Security. Where the final level is greater than the initial level, the appreciation potential of the securities is limited to the fixed upside payment of $263.50 per security (26.35% of the stated principal amount), even if the final level is significantly greater than the initial level.

▪

The Securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The Securities are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

▪

The payment at maturity of Your Securities is not based on the level of the Index at any time other than the final level on the valuation date. The Final Level of the Index will be based solely on the Index Closing Level on the Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on the Valuation Date, the payment at maturity, if any, that you will receive for your Securities may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop. Although the level of the Index on the Maturity Date or at other times during the life of your Securities may be higher than the Final Level of the Index on the Valuation Date, you will not benefit from any increases in the level of the Index other than the increase, if any, in the level of the Index from the Initial Level on the Pricing Date to the Final Level on the Valuation Date.

▪

We may, but are not obligated to redeem the Securities upon the occurrence of a change in law redemption event or hedging disruption event. We have the right to redeem or “call” your Securities without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). The commodity futures contracts that underlie the Index Components for the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the Index Components for the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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If we exercise our right to redeem the Securities upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the Securities upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event may also adversely impact your ability to sell your Securities, and/or the price at which you may be able to sell your Securities, following the occurrence of such Change in Law Redemption Event or Hedging Disruption Event.

Moreover, even if such legislative, regulatory or other market changes do not result in a Change in Law Redemption Event or Hedging Disruption Event, or we do not exercise our right to redeem the Securities, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts included in the Index Components, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Securities.

Our right to redeem the Securities does not mean that you have any right to require us to repay your Securities prior to maturity.

▪

We are under no obligation to avoid the occurrence of a hedging disruption event by ceasing or otherwise restricting our trading activities that we may engage in on behalf of our customers or for proprietary accounts—We and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on the index components, or other derivative instruments with returns linked to the performance of the index components or the Reference Asset, which activities would be unrelated to the Securities. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the Reference Asset also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Securities, we may redeem the Securities in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Redemption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Redemption Event. As a result, these trading activities unrelated to the Securities may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Securities.

▪	You will not receive interest. As a holder of the Securities, you will not receive interest payments.

▪

You will not have rights in the futures contracts underlying the Index. As a holder of the Securities, you will not have any rights in the futures contracts that comprise the components underlying the Index. Your Securities will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

▪

Certain built-in costs and lack of liquidity are likely to adversely affect the value of the Securities prior to maturity. While the payment at maturity described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes the agent’s commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Securities from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

▪

Our right to use the index may be suspended or terminated. We have been granted, or will be granted, a non-exclusive right to use the Index and related trademarks or service marks in connection with the Securities. If we breach our obligations under any license, the sponsor with respect to the Index may have the right to terminate the license. If the sponsor chooses to terminate a license agreement, we may no longer have the right under the terms of the license agreement to use the Index and related trademarks or service marks in connection with the Securities. If our right to use the Index is suspended or terminated for any reason, it may become difficult for us to determine the level of the Index and consequently the amounts payable on your Securities. The calculation agent in this case will determine, in its sole discretion, the Index Closing Level or the amount payable in respect of your Securities.

▪

The Securities will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Securities. We do not intend to list the Securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the

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Securities, the price, if any, at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

▪

Potential conflicts exist due to the roles of the Issuer and our affiliates. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

▪

Hedging and trading activity could potentially affect the value of the Securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Securities on or prior to the pricing date and prior to maturity could adversely affect the value of the Index and, as a result, could decrease the amount an investor may receive on the Securities at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial level and, therefore, could increase the price at which the Index must close so that investors do not suffer a loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the valuation date, could potentially decrease the price of the Index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪

Economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Securities. As calculation agent, Barclays Bank PLC will determine the initial level and the final level, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor Index or calculation of the final level in the event of a discontinuance of the Index, may affect the payout to you at maturity.

▪

Many economic and market factors will impact the value of the Securities. In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

	o	the expected volatility of the Index and its components;

	o	the time to maturity of the Securities;

	o	interest and yield rates in the market generally;

	o	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the prices of commodities underlying the Index; and

	o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

▪

Prices of commodities are highly volatile and may change unpredictably. Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Index or its components and, as a result, the market value of the Securities, and the amount you will receive at maturity or upon redemption.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Index and, as a result, the market value of the Securities.

▪

Future prices of the components of the Index that are different relative to their current prices may result in a lower level for the Index on the valuation date. The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index

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approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the Index and, accordingly, and the payment you receive at maturity.

▪

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Securities. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index, therefore, the value of the Securities.

▪

The Securities may be subject to certain risks specific to agricultural commodities. The components of the S&P GSCI® Index Excess Return are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Securities may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

	o	weather conditions, including floods, drought and freezing conditions;
	o	changes in government policies;
	o	changes in global demand for food;
	o	changes in ethanol or bio-diesel demand;
	o	planting decisions; and
	o	changes in demand for agricultural products both with end users and as inputs into various industries.
These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Securities.

▪

Taxes. The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

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Information about the S&P GSCI® Grains Index Excess Return

The S&P GSCI® Grains Index Excess Return (the “Index”) is a sub-index of the S&P GSCI® Excess Return Index, and therefore disclosure below relating to the methodology for compiling the S&P GSCI® Excess Return Index accordingly relates as well to the methodology of compiling the Index. The Index is calculated in the same manner as the S&P GSCI® Excess Return Index, except that (i) the daily contract reference prices, CPWs and “roll weights” used in performing such calculations are limited to those of the commodities included in the Index and (ii) the Index has a separate normalizing constant. The dollar weights and daily contract reference prices used in calculating each such normalizing constant are limited to those of the designated contracts included in the Index.

The table below sets forth the underlying commodities of the Index, as well as the weightings and the exchange on which the relevant futures contract trades. The delivery month associated with each of the contracts included in the Index changes each month because the contract included in the Index at any given time is currently required to be the contract with the closest expiration date (the “front-month contract”). The Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. The Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Index. Over time, this monthly roll-over leads to the inclusion of many different individual contracts in the Index. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Table of Underlying Commodities

Basket Component	Commodity	Dollar Weights (as of 3/30/2012)	Exchange/Price Source

S&P GSCI® Grains Index Excess Return	Chicago Wheat	26.23%	CBT
	Kansas City Wheat	7.60%	KBT
	Corn	41.60%	CBT
	Soybeans	24.57%	CBT

Level of the Index

The Index incorporates the returns of those contracts in the S&P GSCI® that comprise the Index and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery. The level of the Index on any S&P GSCI® business day is equal to the product of (1) the level of the Index on the immediately preceding S&P GSCI® business day multiplied by (2) one plus the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate roll weight, divided by the total dollar weight of the Index on the preceding day, minus one. The daily contract reference price is the price of the relevant contract that is used as a reference or benchmark by market participants. The contract production weight is calculated based on the total quantity traded for the relevant contract as compared to the world or regional production average, as applicable, of the underlying commodity. The roll weight of a commodity reflects the adjustments necessary because positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.

For reference purposes only, the closing level of the Index on the pricing date and the final valuation date may be seen using the Bloomberg ticker as described below. However, if there is any discrepancy between the levels specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the levels determined by the calculation agent shall prevail.

◆ With respect to the S&P GSCI® Grains Index Excess Return, the closing value of the S&P GSCI® Grains Index Excess Return published at the regular weekday close of trading on the relevant date as displayed on Bloomberg Professional® service page “SPGCGRP <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

The S&P GSCI®

The S&P GSCI® Spot Index (the “S&P GSCI”) is an index on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in countries that are members of the Organization for Economic Cooperation and Development (“OECD”). The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in countries that are members of the OECD. The commodities represented in the S&P GSCI are weighted, on a production basis, to reflect their relative significance (in the view of S&P, in consultation with the Index Committee, which is described below) to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The value of the S&P GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100.

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The contracts to be included in the S&P GSCI at any given time must satisfy several sets of eligibility criteria established by S&P. First, S&P identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI is also reviewed on a monthly basis by S&P.

Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI. The methodology for determining the composition and weighting of the S&P GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI. S&P makes the official calculations of the S&P GSCI.

The S&P GSCI® Excess Return is reported by Bloomberg under the ticker symbol “SPGSCIP<Index>”. Although the following discussion is largely framed in terms of the S&P GSCI it is, except as otherwise noted, equally applicable to the related S&P GSCI® Excess Return. The S&P GSCI® Spot Return is reported by Bloomberg under the ticker symbol SPGSCI<Index>”.

The Index Committee and the Index Advisory Panel

S&P has established an index committee (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the indices. At each meeting, the Index Committee reviews any issues that may affect the components of the S&P GSCI, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

S&P has also established an index advisory panel (the “Index Advisory Panel”) to assist it in connection with the operation of the S&P GSCI. The Index Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Index Advisory Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Index Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI are made by the Index Committee. Certain of the members of the Index Advisory Panel may be affiliated with clients of S&P. Also, certain of the members of the Index Advisory Panel may be affiliated with entities which from time to time may have investments linked to the S&P GSCI, either through transactions in the contracts included in the S&P GSCI, futures contracts on the S&P GSCI or derivative products linked to the S&P GSCI.

Composition of the S&P GSCI

In order to be included in the S&P GSCI, a contract must satisfy the following eligibility criteria:

(1)	The contract must:

	(a)	be in respect of a physical commodity (rather than a financial commodity);

	(b)	have a specified expiration or term, or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

	(c)	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

(2)	The commodity must be the subject of a contract that:

	(a)		is denominated in U.S. dollars;

(b)

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the OECD and:

•

makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

		•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

		•	accepts bids and offers from multiple participants or price providers; and

		•	is accessible by a sufficiently broad range of participants; and

(c)

is traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be affected in the next three roll periods.

(3)

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, S&P, in consultation with the Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily

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contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

(4)

At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time on each contract business day by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

(5)	Volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

(6)

A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

(7)

A contract that is already included in the S&P GSCI at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$5 billion and at least US$10 billion during at least one of the three most recent annual periods used in making the determination.

(8)

A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$30 billion.

(9)

A contract that is already included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$10 billion and at least US$20 billion during at least one of the three most recent annual periods used in making the determination.

(10)

A contract that is already included in the S&P GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI and each contract’s percentage of the total is then determined.

(11)	A contract that is not included in the S&P GSCI at the time of determination must, in order to be added to the S&P GSCI at such time, have a reference percentage dollar weight of at least 1.00%.

(12)	In the event that two or more contracts on the same commodity satisfy the eligibility criteria,

(a)

such contracts will be included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding a particular level; and

(b)

if additional contracts could be included with respect to several commodities at the same time, the procedure in paragraph 12(a) above is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

Currently, 24 contracts meet the requirements for inclusion in the S&P GSCI.

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Contracts Included in the S&P GSCI for 2012

Trading Facility	Commodity (Contract)	Ticker(1)	2011 Contract Production Weight	2012 Contract Production Weight	2012 Average Contract Reference Price ($)	2011 Percentage Dollar Weight(2)	2012 Reference Price Dollar Weight	2012 Total Dollar Value Traded (USD bn)	2012 Trading Volume Multiple

CBT	Wheat (Chicago)	W	18,188.56	18,217.58	7.466 BU	3.28%	3.23%	919.4	124
KBT	Wheat (Kansas City)	KW	4,134.2	5,004.071	8.333 BU	0.83%	0.99%	281.9	124
CBT	Corn	C	28,210.87	29,648.15	6.600 BU	4.50%	4.64%	2,771.1	259.7
CBT	Soybeans	S	7,708.699	8,037.317	13.380 BU	2.49%	2.55%	2,913.6	496.8
ICE - US	Coffee “C”	KC	16,710	17,406.22	2.472 lbs	1.00%	1.02%	474.9	202.3
ICE - US	Sugar #11	SB	340,773.4	344,724.8	0.278 lbs	2.29%	2.28%	870.6	166.3
ICE - US	Cocoa	CC	4.015306	4.116321	3085.750 MT	0.30%	0.30%	139.3	201
ICE - US	Cotton #2	CT	51,632.55	53,411.21	1.410 lbs	1.76%	1.79%	435	105.9
CME	Lean Hogs	LH	70,271.76	72,823.44	0.865 lbs	1.47%	1.49%	325.3	94.7
CME	Cattle (Live)	LC	91,458.23	92,591.82	1.102 lbs	2.44%	2.42%	571.2	102.7
CME	Cattle (Feeder)	FC	13,417.1	13,596.46	1.279 lbs	0.42%	0.41%	97.4	102.7
NYM/ICE	Oil (WTI Crude)	CL	14,314	13,557.23	94.111 bbl	32.59%	30.49%	22,038.9	316.7
NYM	Oil (#2 Heating)	HO	72,571.85	71,569.8	2.802 gal	4.92%	4.80%	3,463.8	316.7
NYM	Oil (RBOB)	RB	72,504.78	73,694.1	2.714 gal	4.76%	4.78%	3,454.5	316.7
ICE – UK	Oil (Brent Crude)	LCO	6,262.977	6,959.701	105.134 bbl	15.93%	17.14%	12,639	316.7
ICE - UK	Oil (Gasoil)	LGO	313.6761	359.2745	879.063 MT	6.67%	7.36%	5,455.4	316.7
NYM/ICE	Natural Gas	NG	28,797.24	28,984.31	4.273 mmBtu	2.98%	2.94%	5,275.1	781
LME	Aluminum (High Gd. Prim.)	MAL	41.288	42.53	2512.938 MT	2.51%	2.53%	3,351.3	575
LME	Copper (Grade A)	MCU	16.62	17.14	9194.146 MT	3.70%	3.74%	7,477.9	870.1
LME	Standard Lead	MPB	7.574	7.872	2514.708 MT	0.46%	0.47%	631.7	585.1
LME	Primary Nickel	MNI	1.286	1.352	24796.583 MT	0.77%	0.80%	1,138.6	622.8
LME	Zinc (Spl. High Grade)	MZN	10.68	11.04	2,336.917 MT	0.60%	0.61%	1,174.7	834.9
CMX	Gold	GC	78.12632	76.58309	1,476.492 oz	2.79%	2.68%	7,224.8	1,171.6
CMX	Silver	SI	649.4452	665.5205	34.085 oz	0.54%	0.54%	3,573.1	2,888.3

(1)	Tickers are Reuters RIC Codes.
(2)	Using the ARCP’s for the 2011 Annual Calculation Period.

The quantity of each of the contracts included in the S&P GSCI is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by sources of information determined by S&P, including the United Nations Statistical Yearbook, the United Nations Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P may calculate the weight of such commodity based on regional, rather than world, production data.

The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately one-and-one-half years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights (“CPWs”) used in calculating the S&P GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly valuation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

S&P also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance and to preserve and enhance S&P GSCI’s tradability. S&P has the discretion to make any such modifications. We do not have any obligation to notify you if S&P changes the composition of the S&P GSCI, the methodology of calculating the value of the S&P GSCI or any other policies of S&P relevant to the S&P GSCI.

The following table illustrates the changes in the year-end percentage dollar weights of each subsector included in the S&P GSCI from December 31, 1991 until December 31, 2011:

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Historical Composition of the S&P GSCI

	Energy	Industrial Metals	Precious Metals	Agriculture	Livestock

December 31, 1991	48.0%	5.9%	2.4%	21.1%	22.7%
December 31, 1992	48.9%	6.1%	2.4%	18.6%	24.0%
December 31, 1993	39.6%	6.3%	3.0%	24.7%	26.4%
December 31, 1994	48.8%	8.2%	2.6%	20.8%	19.6%
December 31, 1995	53.5%	7.9%	2.6%	25.3%	10.6%
December 31, 1996	61.5%	6.4%	2.4%	19.6%	10.1%
December 31, 1997	55.3%	7.2%	2.4%	24.0%	11.1%
December 31, 1998	46.9%	9.2%	3.8%	28.1%	12.0%
December 31, 1999	60.3%	8.5%	2.6%	18.1%	10.5%
December 31, 2000	66.8%	6.4%	2.0%	16.1%	8.7%
December 31, 2001	58.6%	7.8%	2.8%	19.6%	11.2%
December 31, 2002	67.4%	5.6%	2.5%	16.9%	7.7%
December 31, 2003	66.8%	7.4%	2.5%	17.0%	6.3%
December 31, 2004	71.1%	7.8%	2.2%	12.2%	6.6%
December 31, 2005	75.7%	7.2%	2.0%	10.3%	5.0%
December 31, 2006	68.4%	11.1%	2.5%	13.4%	4.7%
December 31, 2007	73.8%	7.1%	2.2%	13.3%	3.6%
December 31, 2008	65.2%	6.4%	3.8%	18.8%	5.8%
December 31, 2009	70.2%	8.2%	3.1%	14.4%	4.1%
December 31, 2010	66.5%	8.3%	3.4%	17.4%	4.3%
December 31, 2011	70.5%	6.6%	3.5%	14.7%	4.7%
Copyright Standard & Poor’s Financial Services LLC. Used by permission

Contract Expirations

Because the S&P GSCI is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them S&P includes in the S&P GSCI.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications, contract expirations and other matters.

Value of the S&P GSCI

The value of the S&P GSCI on any given day is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time. The total dollar weights of the S&P GSCI is the sum of the dollar weight of each of the components of the S&P GSCI. The dollar weight of each such component on any S&P GSCI business day is equal to:

•	the daily contract reference price,
•	multiplied by the appropriate CPW, and
•	during a roll period, the appropriate “roll weight” (discussed below).

Daily Contract Reference Price

The daily contract reference price used in calculating the dollar weight of each component of the S&P GSCI on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that if the exchange is closed or otherwise fails to publish a daily contract reference price on that day or if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected. However, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P, if it deems such action to be appropriate under the circumstances, will determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI Index calculation. The initial value of the S&P GSCI was normalized such that its hypothetical level on January 2, 1970 was 100.

Roll Weights and Roll Periods

The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely

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need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI occurs from the fifth to ninth S&P GSCI business days of each month which are days on which the indices are calculated, as determined by NYSE Euronext Holiday & Hours schedule.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•

if, with respect to any current contract expiration and the next contract expiration, the S&P GSCI business day on which the roll is intended to occur is not a day on which the trading facility on or through which the given contract expirations are traded is scheduled to be open for trading for at least three hours, these contract expirations are not available for trading during these hours or no daily contract reference price is published by the trading facility for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility, in the reasonable judgment of S&P, reflects manifest error and such error is not corrected by the S&P GSCI settlement time or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price or a corrected price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time and does not resume at least ten minutes prior to, and continue until, the scheduled closing time.

License Agreement

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities or the ability of the S&P GSCI or any of its sub-indices to track general stock market performance.

S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI® Grains Index Excess Return, which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the S&P GSCI® Grains Index Excess Return. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P GSCI®, S&P GSCI® Index, S&P GSCI® Total Return Index, S&P GSCI® Grains Index Excess Return and S&P GSCI® Commodity Index are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC.

We have derived substantially all of the information contained in this pricing supplement regarding the Index including, without limitation, its make up, its method of calculation and changes in its components and its historical closing values, from publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) or publisher of the Index. The Index is developed, calculated and maintained by its sponsor(s) and/or publisher. In connection with the offering of the Securities, neither we nor any of our agents have participated in the preparation of the information described in the preceding paragraphs or made any due diligence inquiry with respect to the Index, its sponsors or publishers. Neither we nor any of our agents makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding the Index or any of its sponsors or publishers. Furthermore, we cannot give any assurance that all events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraphs) that would affect the level of the Index (and therefore the level of the Index at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of the Index could affect the payments at maturity or any other amounts payable on your Securities, and therefore the market value of the Securities in the secondary market, if any.

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Historical Information

The table below sets forth the published high and low index closing levels of the Index for each quarter in the period from January 3, 2007 through March 30, 2012. The index closing level of the Index on March 30, 2012, for historical purposes only, was 42.75647. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the Index should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Index at any time.

S&P GSCI® Grains Index Excess Return	High	Low	Period End
2007
First Quarter	49.47430	42.94722	43.22966
Second Quarter	50.98560	41.29468	46.56505
Third Quarter	60.64210	45.59913	60.13757
Fourth Quarter	64.44730	54.00927	62.30067
2008
First Quarter	80.53940	63.30879	66.44107
Second Quarter	76.31640	61.15613	72.57173
Third Quarter	74.78080	50.41669	50.41669
Fourth Quarter	50.05190	33.46049	42.92577
2009
First Quarter	45.05720	35.75311	39.52687
Second Quarter	47.06050	38.13524	38.14057
Third Quarter	38.94580	32.58390	33.79297
Fourth Quarter	40.02660	32.56601	38.45174
2010
First Quarter	39.50200	31.89145	31.89145
Second Quarter	34.23140	30.38142	31.80267
Third Quarter	43.72430	32.64124	41.59548
Fourth Quarter	49.69650	39.74391	49.69650
2011
First Quarter	54.53090	44.55464	50.30385
Second Quarter	53.56250	43.59685	43.59685
Third Quarter	51.47220	40.02853	40.02853
Fourth Quarter	43.06020	37.50047	41.68506
2012
First Quarter (through March 30, 2012)	43.56850	38.68751	42.75647

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Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Securities; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Securities, we may, but are not obligated to, redeem the Securities in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the pricing date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Securities in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Securities (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Securities; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Securities.

Redemption Notice

If we elect to redeem the Securities following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the valuation date will be deemed to be the Notice Date, and the Securities will be redeemed on the third business day following such Notice Date, subject to market disruption events, at an amount equal to the redemption amount.

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each Note they sell.

We expect that delivery of the Securities will be made against payment for the Securities on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

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